EXHIBIT 5.1


                 [Letterhead of Stubbs Alderton & Markiles, LLP]

August 22, 2007
IRIS INTERNATIONAL, INC.
9172 Eton Avenue
Chatsworth, CA 91311

Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by IRIS International, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 1,750,000 shares of common stock of the Company (the "Shares"), issuable pursuant to the Company's 2007 Stock Incentive Plan (the "2007 Plan").

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the 2007 Plan, and following receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement.


                                         Respectfully submitted,


                                         /s/ Stubbs Alderton & Markiles, LLP
                                         ---------------------------------------
                                         STUBBS ALDERTON & MARKILES, LLP